We provide our consent for the inclusion of our audited financial statements for the period ending 30 June, 2025, in the Offering Circular and any related filings for the

Regulation A offering by The Hartley Income Fund, LLC, including but not limited to filings with the Securities and Exchange Commission (SEC) under Reg A.

George Dimov CPA

105 Creek Crossing Blvd, Hainesport, NJ 08036
12/19/2025